Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of VioQuest Pharmaceuticals, Inc. on Forms S-8 (File Nos. 333-131069, 333-144902 and 333-148109) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 31, 2008 on our audits of the consolidated financial statements of VioQuest Pharmaceuticals, Inc. as of December 31, 2007 and 2006 and for the years then ended, which report is included in this Annual Report on Form 10-KSB.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 31, 2008